Exhibit 10.7

RYDER SYSTEM, INC.
DEFERRED COMPENSATION PLAN

This Ryder System, Inc. Deferred Compensation Plan (the “Plan”) is amended and restated as of January 1, 2009, unless otherwise provided herein. Compensation deferred and vested as of December 31, 2004 shall continue to be governed in accordance with the provisions of the Plan in effect for the year of deferral. The Plan is established and maintained by Ryder System, Inc. (“RSI”) solely for the purpose of providing specified benefits to the members of the Board of Directors of RSI and a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of RSI and its subsidiaries which elect to sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1    “Accounting Date” means each business day of the Plan Year on which the national stock exchanges and the Nasdaq system are open for trading.

1.2    “Accounting Period” means each period beginning on the day following an Accounting Date and ending on the following Accounting Date.

1.3    “Additional Company Allocations” means the Additional Company Allocations, if any, credited to the Participant’s Account in accordance with Section 3.4(iii).

1.4    “Affiliate” means any member of a controlled group of corporations or a group of trades or businesses under common control of which an entity is a member. For purposes hereof: (i) a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 414(b) of the Code; and (ii) a “group of trades or businesses under common control” shall mean a group of trades or businesses under common control as defined in Section 414(c) of the Code.

1.5    “Beneficiary” means the person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive payments of the vested portion of the Participant’s Account after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Beneficiary shall be, in the following order of preference:

(i)  the Participant’s surviving spouse, or

(ii)  the Participant’s estate.

1.6    “Benefit Restoration Plan” means the Ryder System Benefit Restoration Plan effective January 1, 1985, as amended from time to time.

1.7    “Board” means the Board of Directors of the Company.

1.8    “Change of Control” shall be deemed to have occurred if:

(i)  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (b) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subparagraph (iii) of this Section 1.8; or

(ii)  the individuals who, as of January 1, 2007, constituted the Board (the Board as of January 1, 2007 shall hereinafter be referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)  there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)  there is a sale of all or substantially all of the assets of the Company.

For purposes of Section 3.6 (i), if a Change of Control occurs prior to commencement of distribution of a Participant’s benefits and if a Participant’s employment is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, a Change of Control shall be deemed to have retroactively occurred on the date immediately prior to the date of such termination of employment.

Notwithstanding anything in this Section 1.8 to the contrary, for purposes of the acceleration of the payment of benefits pursuant to Sections 5.3 and 7.2(iii), a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in the ownership or effective control” or in the “ownership of a substantial portion of the assets” of a Participant’s Employer or other permissible service recipient under Section 409A of the Code, and the rulings and regulations issued thereunder.

1.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.10    “Committee” means the Committee appointed by the Board to administer the Savings Plan in accordance with Article XI of the Savings Plan or when applicable, the person to whom the Committee has delegated authority pursuant to Article XI of the Savings Plan for the matter in question.

1.11    “Company” means Ryder System, Inc., a Florida corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.12    “Company 3% Contributions” means the Company Contributions, if any, credited to the Participant’s Account in accordance with Section 3.3.

1.13    “Company 3% Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Company 3% Contributions and Savings Plan True-Up Allocations (if any) and any gains or losses allocable thereto.

1.14    “Company Discretionary Contributions” means the Company Discretionary Contributions, if any, credited to the Participant’s Account in accordance with Section 3.2 of the Plan.

1.15    “Company Discretionary Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Company Discretionary Contributions, and any gains or losses allocable thereto.

1.16    “Company Matching Contributions” means the Company Matching Contributions, if any, credited to the Participant’s Account in accordance with Section 3.4(i) of the Plan.

1.17    “Company Matching Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Company Matching Contributions, Additional Company Allocations (if any), and any gains or losses allocable thereto.

1.18    “Company Stock” means the common stock of the Company, par value $.50, which is readily tradable on an established securities market.

1.19    “Compensation” means (i) in the case of an Eligible Employee, the sum of the total of all amounts earned by the Eligible Employee as salary (including commissions) or annual incentive bonuses, which for the avoidance of doubt shall include any Savings Plan Tax-Deferred Contributions or other elective amounts that are not includible in the gross income of the Participant under Section 125, 132(f)(4), 402(e)(3), 402(h), or 403(b) of the Code and Tax-Deferred Contributions for the Plan Year, excluding any other amounts earned by the Participant for the Plan Year but that are deferred under any other plan or arrangement maintained by the Employer, or (ii) in the case of a Director, the Director’s fees including the Director’s annual cash retainer, committee retainer and per diem meeting fees earned by the Director.

1.20    “Compensation Limit Difference” means the difference between (a) and (b), where (a) is equal to the sum of: a Participant’s aggregate compensation for the applicable Plan Year, calculated pursuant to the terms of the Savings Plan without giving effect to Section 401(a)(17) of the Code, and a Participant’s Tax-Deferred Contributions under this Plan for the applicable Plan Year; and (b) equals the limit set forth in Section 401(a)(17) of the Code for the applicable Plan Year.

1.21    “Director” means a member of the Board.

1.22    “Disability” means the occurrence of any of the following: (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) a determination by the Social Security Administration that the Participant is totally disabled. The existence of a Disability shall be determined in a uniform and non-discriminatory manner by the Committee after requiring any medical examinations by a physician or reviewing any medical evidence which the Committee considers necessary. Notwithstanding the foregoing, Disability shall not be inconsistent with the definition contained in Section 409A of the Code, and the regulations issued thereunder.

1.23    “Eligible Employee” means any employee who is (i) employed by an Employer, (ii) designated by the Committee to be eligible to participate in the Plan, and (iii) is part of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA, and any regulations relating thereto. Notwithstanding the foregoing, effective as of January 1, 2005, employees shall only become Eligible Employees for purposes of Section 3.1 on the January 1st, or July 1st next following the date on which the Committee selects the employee for Plan participation.

1.24    “Employer” means (i) the Company and (ii) any other entity that is an Employer as defined in the Savings Plan.

1.25    “Investment Funds” means those investment options that shall from time to time be made available as investment options under the Plan, as determined by the Committee.

1.26    “Key Employee” means a Participant who is deemed to be a “specified employee” in accordance with the policies and procedures adopted by his Employer and its Affiliates and shall generally include any Participant who is an officer of the Company.

1.27    “Leave of Absence” means an Eligible Employee’s leave of absence from active employment from his Employer because of military service, illness which does not constitute a Disability, educational pursuits, services as a juror or temporarily with a government agency, or any other leave of absence, if (i) such leave of absence is approved by the Company or the Participant’s Employer, (ii) upon termination of any such leave of absence, such Participant promptly returns or has returned to the employ of his Employer or any of its Affiliates, without employment (other than military service) elsewhere in the meantime except with the consent of the Company or the Participant’s Employer, and (iii) the period of such leave does not exceed 6 months, or if longer, the period during which the Participant retains the right to reemployment under an applicable statute or by contract. The Company or the Employer shall determine the first and last days of any Leave of Absence that it approves, provided that, if the Leave of Absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Employment will be deemed to occur on the first day immediately following the 6 month period.

1.28    “Participant” means a Director or an Eligible Employee of the Employer.

1.29    “Participant’s Account” means the total amount credited to the account maintained in the Plan in accordance with the provisions of the Plan for each Participant, which represents his total proportionate interest of all accounts under the Plan as of any Accounting Date, and which consists of his Tax-Deferred Contributions Account, any Company Discretionary Contributions Account, any Company 3% Contributions Account, and any Company Matching Contributions Account.

1.30    “Plan” means the Ryder System, Inc. Deferred Compensation Plan.

1.31    “Plan Year” means the calendar year.

1.32    “Retirement” means either (i) in the case of an Eligible Employee, termination of employment from an Employer and its Affiliates at or after Retirement Age, or (ii) in the case of a Director, termination of service as a member of the Board at or after Retirement Age.

1.33    “Retirement Age” means (i) in the case of amounts credited because of services as an Eligible Employee, the date on which an Eligible Employee has both (a) attained age 55 and (b) completed at least 10 years of service; or (ii), in the case of amounts credited because of services a Director, the date on which the Director has both (a) attained age 65 and (b) completed at least 10 years of service. In the event that a Participant’s Account is credited with amounts attributable to the Participant’s services both as an Eligible Employee and a Director, Retirement Age shall be defined pursuant provision (ii) herein. For purposes of this provision, Service shall mean that period of an Eligible Employee’s continuous uninterrupted employment with an Employer and any of its Affiliate, and with any predecessor businesses of the Employer or any of its Affiliates, conducted as corporations, partnerships, or proprietorships, from the Eligible Employee’s last date of hire to the date of termination of his employment for any reason; provided however, that the employment of an Eligible Employee, who immediately before his current employment was employed by a predecessor or acquired business continuously up to the date of its merger with or acquisition by the Employer or any of its Affiliates, shall include only that part of his employment for said business which has occurred after the date fixed for this purpose by the Company and provided that the same date is uniformly fixed for this purpose as to all of the employees of a given predecessor or acquired business. An Eligible Employee may work simultaneously for more than one Employer and Affiliate, but the total period of his employment shall not be increased by reason of such simultaneous employment.

1.34    “Savings Plan” means the Ryder System, Inc. 401(k) Savings Plan, as restated as of January 1, 2007, as amended from time to time thereafter, and each successor or replacement salaried employees cash or deferred arrangement.

1.35    “Savings Plan Tax-Deferred Contributions” means the Tax Deferred Contributions made by the Employer for the benefit of a Participant under and in accordance with the terms of the Savings Plan.

1.36    “Separation from Employment” means a termination of the Participant’s employment relationship with his Employer and its Affiliates due to Retirement, Disability, death, or other termination of employment (voluntary or involuntary). The fact that a Participant ceases to elect to have any Tax-Deferred Contributions credited to his Account under the Plan shall not constitute a Separation from Employment, and a Participant’s absence from active employment due to military service or other Leave of Absence shall not constitute a Separation from Employment. Notwithstanding the foregoing, a Separation from Employment shall not be inconsistent with the definition of “separation from service” as defined by Section 409A of the Code and the regulations issued thereunder. For the avoidance of doubt, for purposes of determining whether a Separation from Employment has occurred under Section 409A of the Code, pursuant to Treas. Reg. §1.409A-1(h)(3), the Company has elected to use “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) and Treas. Reg. §1.414(c)-2.

1.37    “Tax-Deferred Contributions” means the Compensation reduction contributions credited to the Participant’s Account under Section 3.1 of the Plan.

1.38    “Tax-Deferred Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Tax-Deferred Contributions, and any gains or losses allocable thereto.

ARTICLE II

ELIGIBILITY

2.1    Eligibility. An employee shall be eligible to participate upon the effective date of his designation by the Committee as an Eligible Employee, provided that, an Eligible Employee will not be eligible to make Tax-Deferred Contributions until the January 1 or July 1 coincident with or immediately following the date as of which he becomes an Eligible Employee. Each Director shall be eligible to participate in the Plan each January 1 or July 1 coincident with or immediately following election to the Board.

ARTICLE III

CONTRIBUTIONS AND VESTING

3.1    Tax-Deferred Contributions.

(i)  Each Participant who is an Eligible Employee, so long as he remains a Participant, may elect (via on-line election) to reduce and defer receipt pursuant to this Plan of his Compensation by an amount equal to a minimum of 1% and a maximum of 100% of his Compensation after applicable taxes and deductions. The amount of deferral so elected shall be applied against and reduce the Participant’s (x) salary (including commissions), (y) annual incentive bonuses, or (z) salary (including commissions) and annual incentive bonuses, earned during the Plan Year as timely elected by the Participant (via on-line election).

(ii)  Each Participant who is a Director, so long as he remains a Participant, may elect (on a form furnished by the Committee and in accordance with Committee rules) to reduce and defer receipt pursuant to this Plan of his Compensation by an amount equal to a minimum of 1% and a maximum of 100% of his Compensation.

(iii)  A Participant’s election to participate in the Plan shall be effective on a Plan Year basis and is irrevocable with respect to the applicable Plan Year. Such election must be made before the beginning of the Plan Year to which it relates, provided that, with respect to any Compensation deemed to be “performance-based” under Section 409A of the Code, if the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made and such Compensation is not readily ascertainable on the date the election is made, such election may be made by no later than 6 months before the end of the performance cycle. Notwithstanding the foregoing, during the first Plan Year in which a Participant is designated as a Participant, the Participant may make such election during the 30 day period commencing with his becoming a Participant, provided that only Compensation earned with respect to services performed following such election may be deferred by the Participant.

(iv)  The election of an Eligible Employee to enroll in the Plan must be made via on-line election, and the Employer shall withhold, by payroll deduction, the Compensation deferred by an Eligible Employee pursuant to this Section 3.1 from the current Compensation payments of an Eligible Employee and credit such withheld amount to an Eligible Employee’s Tax-Deferred Contributions Account under the Plan. The election of a Director to enroll in the Plan must be made on a Participant Election and Enrollment Form, and the Employer shall withhold the Compensation deferred by a Director pursuant to this Section 3.1 from the current Compensation payments of a Director and credit such withheld amount to a Director’s Tax-Deferred Contributions Account under the Plan. In either case, an enrollment election may not be amended or revoked during the Plan Year to which it relates.

3.2    Company Discretionary Contributions.

(i)  For Participants who are Eligible Employees, and specifically excluding Participants who are Directors, the Employer, in its sole discretion, may elect to credit an amount determined by the Employer to the Company Discretionary Contributions Account of each such Participant for the Plan Year (such amount, a “Company Discretionary Contribution”).

(ii)  Each Company Discretionary Contribution for each Participant shall be credited to the Participant’s Account by March 15 subsequent to the last day of the applicable Plan Year. Each Company Discretionary Contribution shall be made in cash and shall be deemed to be invested according to the investment options selected by the Participant, provided that, if the Participant does not indicate an investment option with respect to Company Discretionary Contributions made during the period ending on December 31 of the Plan Year during which the Participant is eligible for Company Discretionary Contributions, they shall be deemed to be invested in a default Investment Fund chosen by the Committee. Company Discretionary Contributions prior to October 1, 2002 which were made in Company Stock may be exchanged in whole or in part beginning July 1, 2003.

(iii)  Participants who are Directors shall not be credited with Company Discretionary Contributions under this Section 3.2.

3.3    Company 3% Contributions.

(i)  The Employer shall credit an amount to the Company 3% Contributions Account of all Participants who are eligible for an Employer contribution in the amount of 3% of such Participant’s compensation pursuant to Article V of the Savings Plan equal to the difference between (a) and (b), where (a) is equal to: the contribution in the amount of 3% of the Participant’s compensation to which a Participant would be entitled under Article V of the Savings Plan if such benefit were computed without giving effect to the limitations imposed by Sections 401(a)(17) and 415 of the Code or any other Code requirement, as now or hereafter in effect, and without exclusion of Tax-Deferred Contributions under this Plan and (b) is equal to the amount which the Participant received pursuant to the terms of the Savings Plan (such amount, a “Company 3% Contribution”).

(ii)  Each Company 3% Contribution shall be credited to the Participant’s Account as soon as practicable following the end of each pay cycle. Each Company 3% Contribution shall be made in cash and shall be deemed to be invested according to the investment options selected by the Participant, provided that, if the Participant does not indicate an investment option with respect to Company 3% Contributions made during the period ending on December 31 of the Plan Year during which the Participant is eligible for Company 3% Contributions, they shall be deemed to be invested in a default Investment Fund chosen by the Committee.

3.4    Company Matching Contributions.

(i)  The Employer shall credit an amount to the Company Matching Contributions Account of all Participants who are entitled to an Employer matching contribution pursuant to Section 5.3(a)(i) of the Savings Plan. Such amount shall be equal to the product of (a) and (b) where (a) is equal to the Compensation Limit Difference and (b) is equal to one-half of the percentage of the Participant’s Compensation, which the Participant has elected to defer for the applicable Plan Year pursuant to Section 3.1, provided that, (b) shall not exceed 2.5%.

(ii)  Each Company Matching Contribution for each Participant shall be credited to the Participant’s Company Matching Contributions Account as soon as practicable, but no later than thirty (30) days following the applicable Plan Year. Each Company Matching Contribution shall be made in cash and shall be deemed to be invested according to the investment options selected by the Participant.

(iii)  In the event that (i) the aggregate amount of Compensation deferred by a Participant with respect to a Plan Year is in excess of 5% of the Compensation Limit Difference and (ii) the amount credited to a Participant’s Matching Contribution Account as Company Matching Contributions is less than 2.5% of the Compensation Limit Difference, then the Employer shall credit an additional allocation to the Company Matching Contributions Account of such Participant. The Additional Company Allocation shall be an amount equal to (x) minus (y), where (x) is equal to 2.5% of the Compensation Limit Difference; and (y) is equal to the aggregate Company Matching Contributions credited to the Participant’s Company Matching Contributions Account for the applicable Plan Year pursuant to Section 3.4(i). Each Additional Company Allocation shall be credited to the Participant’s Company Matching Contributions Account as soon as practicable following, but no later than thirty (30) days following, the applicable Plan Year; provided that the Participant has not incurred a Separation from Employment on or prior to the last day of the applicable Plan Year. Each Additional Company Allocation shall be made in cash and shall be deemed to be invested according to the investment options selected by the Participant.

3.5    Savings Plan True-Up Allocation. Notwithstanding anything herein to the contrary, in the event that a Participant’s enhanced matching contributions under Section 5.3(a)(i) and employer contributions under Section 5.5 under the Savings Plan are limited under the Savings Plan solely as a result of the Savings Plan’s exclusion of elective deferrals under this Plan in the definition of compensation under the Savings Plan, a true-up allocation shall be made under this Plan at the end of the applicable Plan Year equal to the difference between what otherwise would have been contributed to the Savings Plan pursuant to Sections 5.3(a)(i) and 5.5 had such elective deferrals under this Plan been included in the calculation of compensation under the Savings Plan and what was in fact contributed on behalf of the Participant to the Savings Plan. For purposes of calculating this true up allocation, all other limitations set forth in the Savings Plan (including those under Sections 401(a)(17) and 415 of the Code) shall be given effect. The true-up allocation shall be credited to the Participant’s Company 3% Contributions Account as soon as practicable following, but no later than thirty (30) days following, the applicable Plan Year, and notwithstanding any provision contained herein, a Participant shall vest in the true-up allocation in accordance with the applicable vesting schedule set forth in the Savings Plan.

3.6    Vesting.

(i)  A Participant’s interest in his Tax-Deferred Contributions Account shall be 100% nonforfeitable at all times. A Participant’s interests in his Company Discretionary Contributions Account, his Company 3% Contributions Account, and his Company Matching Contributions Account shall become nonforfeitable and vest in accordance with the following schedule, based upon the number of the Participant’s Years of Vesting Service as determined under the Savings Plan.

Number of Years	Vested Percentage of

of Vesting Service	Participant’s Account

Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

Notwithstanding the foregoing, a Participant’s vested percentage shall be 100% (a) if the Participant’s employment with the Employer terminates due to Retirement, or by reason of the Participant’s death or Disability, or (b) in the event that a Change of Control shall occur while the Participant is an employee of his Employer or any of its Affiliates.

(ii)  The nonvested portion of a Participant’s Account that is forfeited shall not be allocated to the Participant’s Account of any other Participant.

ARTICLE IV

INVESTMENT OF PARTICIPANT’S ACCOUNTS

4.1    Investment. Amounts credited to a Participant’s Account shall be treated as if they were actually invested in the Investment Funds selected by the Participant in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee. Each Director and Eligible Employee upon becoming a Participant shall elect, upon enrollment, the portion of the Participant’s Account, in any whole percentage multiples (or in such other proportions as the Committee may from time to time determine), that are to be treated as if invested in each of the Investment Funds. A Participant may, at such times and in such manner as shall be permitted by the Committee, change such election as to the investment of his Participant’s Account. Sales of Company Stock in the event that there is insufficient liquidity shall be governed by Schedule F of the Rabbi Trust Agreement dated as of October 1, 2002 as follows:

(i) Withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring a sale of Sponsor Stock Fund units shall be honored for that day.

(ii) If Available Liquidity has not been exhausted by the aggregate of withdrawals and distributions, then all remaining transactions involving a sale of units in the Sponsor Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Sponsor Stock Fund shall be honored, by group, on a “first in, first out” basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.

(iii) Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next business day on which there is Available Liquidity.

ARTICLE V

DISTRIBUTIONS

5.1    Fixed Date Distribution.

(i)  Upon enrollment, a Participant may make an irrevocable election to receive a lump sum payment of his entire Tax-Deferred Contributions Account and the vested portion of his Company Discretionary Contributions Account, Company 3% Contributions Account, and Company Matching Contributions Account during a future Plan Year (the “Fixed Date Distribution”). Provided, however, that each such Fixed Date Distribution shall be paid in a lump sum and shall be paid as soon as practicable following the July 1 of the Plan Year designated by the Participant that is at least two Plan Years after the Plan Year in which such deferral amount is actually deferred, but in no event later than the end of the Plan Year designated by the Participant. Provided, further, that any amounts which have not vested by June 30 of the Plan Year selected by the Participant shall be distributed upon the Participant’s Separation from Employment pursuant to the schedule selected by the Participant with respect to such amounts in accordance with Section 5.2.

(ii)  For the avoidance of doubt and subject to Section 5.2(iv), if an individual becomes an Eligible Employee during a Plan Year, the vested portion of all amounts credited to the Participant’s Company Matching Contributions Account, Company 3% Contributions Account, and Company Discretionary Contributions Account attributable to services performed during the period ending on December 31 of the first Plan Year in which the Participant is an Eligible Employee shall be distributed in a lump sum within the 90 day period beginning on the January 1 immediately following such Participant’s Separation from Employment unless subsequently changed in accordance with Section 5.2 (iv). Provided that if the Eligible Employee is a Key Employee at the time of such Separation from Employment, to the extent required by Section 409A of the Code, the lump sum payment may not be made earlier than 6 months following the date of such Separation from Employment, and payments which would have otherwise been made during such 6 month period shall be paid within the 90 day period beginning on the January 1 of the year following the year in which such payments would have otherwise been made.

(iii)  Should an event occur that triggers a benefit under this Article V, any deferral amounts that are subject to a Fixed Date Distribution election under this Section 5.1 shall not be paid in accordance with Section 5.1 but shall be paid in accordance with the other applicable Section.

5.2    Distributions for Separation from Employment.

(i)  Except as otherwise provided in this Section 5.2, effective January 1, 2008 each Participant shall elect a method of receipt for distributions from the Plan in the case of Disability, death or other termination of employment or Board service, (voluntary or involuntary). The distribution shall be made in accordance with the Participant’s election with respect to such deferred amounts. Such election shall indicate that the Participant has chosen either: (a) a lump sum within the 90 day period beginning on the January 1 immediately following the Participant’s Separation from Employment or cessation of Board service or (b) a minimum of 2, and a maximum of 15 annual installments commencing within the 90 day period beginning on the January 1 of the year immediately following such Participant’s Separation from Employment or cessation of Board service (in either case, where such cessation of Board service is not inconsistent with the definition of “separation from service” in Section 409A of the Code, and the regulations issued thereunder). Provided that if the Participant is a Key Employee at the time of such Separation from Employment, to the extent required by Section 409A of the Code, such payments may not begin earlier than 6 months following the date of such Separation from Employment, and payments which would have otherwise been paid during such 6 month period shall be paid within the 90 day period beginning on the January 1 of the year following the year in which such payments would have otherwise been paid. Provided further that if a Director is also an employee of an Employer or a Key Employee at the time of such cessation from service from the Board, to the extent required by Section 409A of the Code, the distribution will be delayed until the Participant’s Separation from Employment (or in accordance with the preceding sentence with respect to Key Employees). Each annual installment shall be equal to the value of the vested portion of the Participant’s Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid, less any applicable tax withholding. If a Participant does not elect a form of distribution, such distribution shall be in the form of a lump sum.

(ii)  Notwithstanding the foregoing, upon enrollment each Participant shall also elect a method of receipt for distributions from the Plan upon Retirement. The distribution upon Retirement shall be made in accordance with the Participant’s elections on file with the Committee, provided that if the Participant is a Key Employee at the time of Retirement, to the extent required by Section 409A of the Code, such payments may not begin earlier than 6 months following the date of Retirement, and commencement of payments which would have otherwise been made during such 6 month period shall begin within the 90 day period beginning on January 1 of the year following the year in which such payments would have otherwise commenced. Distributions of amounts contributed to the Plan prior to January 1, 2003 shall be made in accordance with the Participant’s most recent election on file with the Committee with respect to such amounts.

(iii)  Notwithstanding the foregoing and subject to Section 5.2 (iv), if an individual becomes an Eligible Employee during a Plan Year, all vested amounts credited to a Participant’s Company Matching Contributions Account, Company 3% Contributions Account, and Company Discretionary Contributions Account attributable to services performed during the period ending on December 31 of the first Plan Year in which the Participant is an Eligible Employee shall be distributed in a lump sum within the 90 day period beginning on the January 1 immediately following such Participant’s Separation from Employment. Provided that if the Eligible Employee is a Key Employee at the time of such Separation from Employment, to the extent required by Section 409A of the Code, the lump sum payment may not be made earlier than 6 months following the date of such Separation from Employment, and payments which would have otherwise been made during such 6 month period shall be paid within the 90 day period beginning on the January 1 of the year following the year in which such payments would have otherwise been made.

(iv)  Notwithstanding any provision of this Section 5.2, effective as of January 1, 2005, if a Participant has elected to receive payments in the form of installments, then he may not later elect to accelerate the payment of any installment thereunder. In addition, effective January 1, 2005, if a Participant desires to change the form or timing of any distribution pursuant to this Section 5.2, such election shall be irrevocable and will not become effective until 12 months after the date on which the election is made, any such election must be made at least 12 months prior to the date payment is otherwise scheduled to commence, and the distributions must be delayed for at least 5 years from the date they would have been made but for such change. A Participant may make such change only if he is an employee of an Employer at the time of such change. Notwithstanding any provision contained herein, a Participant may not change the form or timing of a distribution upon Separation from Employment (other than upon Retirement) with respect to Tax-Deferred Contributions applicable to Plan Years 2003, 2004, 2005, 2006, or 2007. The provisions of this Section 5.2(iv) shall not apply to elections by an individual other than the Participant with respect to distributions to an individual other than the Participant, to the extent such elections are reflected in, or made in accordance with, the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(v)  If a Participant should die before distribution of the entire vested portion of the Participant’s Account has been made to him, any remaining amounts, less applicable withholding taxes, shall be distributed to the Participant’s Beneficiary in the same manner in which such amounts otherwise would have been distributed to the Participant.

5.3    Change in Control. Notwithstanding the foregoing provisions of Sections 5.1 or 5.2, the remaining vested portion of a Participant’s Account, less applicable withholding taxes, shall be distributed to the Participant or his Beneficiary, in a lump sum as soon as administratively practicable, but no later than 90 days following, a Change of Control.

5.4    Limited Cashouts. Notwithstanding any provision of this Article V to the contrary, in the event that the aggregate vested portion of a Participant’s Account is less than the limit set forth in Section 402(g)(1)(B) of the Code on the January 1 following the Eligible Employee’s Separation from Employment or cessation of service on the Board, the vested portion of such Account shall be paid in the form of a lump sum, provided that, the payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2); provided further that, if the Participant is a Key Employee at the time of such Separation from Employment, to the extent required by Section 409A of the Code, no payment may be made earlier than 6 months following the date of Separation from Employment, and any payments which would have otherwise been made during such 6 month period shall be distributed on the January 1 of the following year.

5.5    Method of Distribution. Distribution of the Participant’s Account shall be made in cash.

5.6    Valuation of Distributions. The value of a Participant’s Account, for purposes of determining the amount to be distributed to the Participant or his Beneficiary, shall be determined as of the Accounting Date immediately preceding the distribution.

5.7    Domestic Relations Orders. The Committee may accelerate the time or schedule of a payment to an individual other than a Participant to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

5.8    Hardship Distributions. Upon the written request of a Participant and in the event the Committee determines that an “unforeseeable emergency” has occurred with respect to a Participant, the Participant may be allowed to receive a partial or full payment from the Plan as long as the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency (including amounts necessary to pay taxes reasonably anticipated as a result of the distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of Tax-Deferred Contributions. The payout shall not exceed the lesser of (i) the amount the Committee deems to be necessary to meet the emergency or (ii) the sum of (a) the Participant’s Tax-Deferred Contributions Account and (b) the vested portions of the Participant’s Company Discretionary Contributions Account, Company 3% Contributions Account, and Company Matching Contributions Account. A Participant’s deferral elections pursuant to Section 3.1 shall be immediately terminated upon receipt of a hardship distribution under this Section 5.8, a hardship distribution under the Savings Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), or a hardship distribution under the Benefit Restoration Plan, and any subsequent deferral elections must be made in accordance with Section 3.1. For purposes of this Section 5.8, an “unforeseeable emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary, or dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising beyond the control of the Participant. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

ARTICLE VI

ADMINISTRATION OF THE PLANS

6.1    Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2    General Powers of Administration. To the extent consistent with Section 409A of the Code, all provisions set forth in the Savings Plan with respect to the administrative powers and duties of the Committee and procedures for filing claims shall also be applicable with respect to the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan. All expenses of administration relating to the Plan may be debited against the Participant’s Account, in the same manner as expenses are charged to accounts under the Savings Plan.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1    Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, by resolution of the Board or by action of any committee thereof, to amend or terminate the Plan when, in the sole opinion of the Board or the committee, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board, or by action of a committee thereof, and shall be effective as of the date of such resolution or action unless specifically provided otherwise.

7.2    Effect of Amendment or Termination.

(i)  No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Participant’s Account held hereunder as of the effective date of such amendment or termination.

(ii)  Upon termination of the Plan, distribution of amounts in the Participant’s Account shall be made to the Participant or his Beneficiary in the manner and at the time described in Article V of the Plan.

(iii)  Notwithstanding the foregoing, if the Plan is terminated, Participants shall be entitled to a distribution of their benefits under the Plan if the termination is on account of a Change in Control, corporate dissolution or other permitted distribution event under Treas. Reg. §1.409A-3(j)(4)(ix)(A), (B), (C), or (D) (or any successor provision) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder.

ARTICLE VIII
CLAIMS PROCEDURES

8.1 Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.

8.2 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written explanation, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to relevant provisions of the Plan on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (e) the time limits for requesting a review; and (f) that the Claimant has the right to bring an action for benefits under section 502 of ERISA following an adverse determination on review.

8.3 Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant, or his duly authorized representative, may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty 60 day period, the Claimant shall be barred and estopped from challenging the determination.

8.4 Review of Decision. Within sixty 60 days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant. If the decision is adverse, the written opinion will (a) set forth the specific reasons for the decision and specific references to the relevant provisions of this Plan on which the decision is based; and (b) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and that the Claimant may bring an action under section 502(a) of ERISA. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE IX

GENERAL PROVISIONS

9.1    Participant’s Rights Unsecured. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. However, the Company may transfer assets to cover all or a portion of the value of Participant Accounts in a trust for the benefit of the Participants which such trust shall be subject to the rights of creditors of the Company. Although the value of each Participant’s Account will be measured as if such Accounts were invested in the Investment Funds selected by the Participant pursuant to the Plan, neither the Company nor any other Employer or the trust shall be required to invest any assets in any Investment Funds, and if the Company or any other Employer does in fact make any investments in any Investment Funds, the Participant or Beneficiary shall have no rights in or claims against any such investments. The right of a Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the trust and against the general assets of his Employer and the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company or any other Employer.

9.2    No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other person or entity that the assets of the Company or any other Employer will be sufficient to pay any benefit hereunder.

9.3    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings.

9.4    Applicable Law. Except to the extent preempted by ERISA or other Federal law, the Plan shall be construed and administered under the laws of the State of Florida.

9.5    Indirect Payment of Benefits. If any Participant or his Beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder, payment may be made to the guardian or other legal representative of such Participant or Beneficiary or, if none, to such person or institution who, in the opinion of the Committee, is then maintaining or has custody of such Participant or Beneficiary. Such payments shall constitute a full discharge with respect thereto.

9.6    Notice of Address. Each person entitled to a benefit under the Plan must file with the Employer or the Company, in writing, his post office address and each change of post office address which occurs between the date of his termination of service with the Employer or the Company and the date he ceases to be a Participant. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Committee, the Company, nor the Employer shall be obliged to search for or ascertain his whereabouts.

9.7    Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his last post office address as shown on the Company’s or the Employer’s records. Any notice to the Committee, the Company or the Employer shall be properly given or filed upon receipt by the Committee, the Company or the Employer, as the case may be, at such address as may be specified from time to time by the Committee.

9.8    Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

9.9    Employer-Employee Relationship. The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Participant or any person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Participant or otherwise act with relation to him. Each Employer may take any action (including discharge) with respect to any Participant or other person and may treat him without regard to the effect which such action or treatment might have upon him as a Participant of this Plan.

9.10    Receipt and Release. Any final payment or distribution to any Participant, his Beneficiary or his legal representative in accordance with this Plan shall be in full satisfaction of all claims against the Committee, the Company, and the Employer; the Employer, the Company, or the Committee may require a Participant, his Beneficiary or his legal representative to execute a receipt and release of all claims under this Plan upon a final payment or distribution or a receipt to the extent of any partial payment or distribution; and the form of any such receipt and release shall be determined by the Employer, the Company or the Committee.

9.11    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company, the Committee, nor any individual acting as employee or agent of the Company or the Committee shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.12    Withholding of Taxes. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

9.13    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.14    Section 409A.

(i)  The Plan is intended to comply with the applicable requirements of Section 409A of the Code and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, deferral elections and distributions from the Plan may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than pursuant to a valid election under Section 409A of the Code, in no event shall a Participant, directly or indirectly, designate the calendar year of payment. For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

(ii)  Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Key Employee becomes entitled to receive a distribution on account of Separation from Employment, the distribution may not be made earlier than 6 months following the date of the Participant’s Separation from Employment, if required by Section 409A of the Code.

9.15    Miscellaneous. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed and its corporate seal to be hereunto affixed by its duly authorized officers on this        day of       2008.

RYDER SYSTEM, INC.
By:

ATTEST:
By:

Assistant Secretary